Exhibit 99.1

Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

Daniel Conway
DC Consulting LLC
407-792-3333

HYTHIAM, INC ANNOUNCES RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

LOS ANGELES, CALIFORNIA — March 7, 2011 — Hythiam, Inc. (OTCBB:HYTM) announced today that all resolutions presented at the Company's Special Meeting held on Friday, March 4, 2011 were approved, including: the 2010 Stock Incentive Plan, an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from two hundred million (200,000,000) shares to two billion (2,000,000,000) shares, authorization to amend the certificate of incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio of not less than 1-for-2 and not more than an aggregate of 1-for-100 at any time or times no later than December 31, 2011, with the implementation, ratio and timing of such reverse stock split to be determined by the Board of Directors of the Company, and an amendment to the Company’s certificate of incorporation to change the name of the Company from Hythiam, Inc. to Catasys, Inc.   The Company plans to file an amendment to its certificate of incorporation to increase the number of outstanding shares of common stock and change the name of the Company to Catasys, Inc, but the Board has determined not to implement the reverse stock split of the Company’s common stock at this time.

With the approval of the name change, the Company will request a new trading symbol on the Over-The-Counter Bulletin Board Exchange.

About Hythiam®
Hythiam, Inc. provides, through Catasys, specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of outcomes and statistically significant formal research studies, the ability to timely implement and launch our programs, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, adoption by payors of our programs and solutions, intense competition and substantial regulation in the health care industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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